EXHIBIT 99.1

News Media/ Investor Relations Contact: Lisa Johnston, 510-985-1033

OTCBB:  MBYTF

MOVING BYTES REACHES SETTLEMENT IN ARBITRATION MATTER

EMERYVILLE, Calif., June 17, 2003 – Moving Bytes Inc. (OTCBB: MBYTF), a Canada Business Corporation Act company, announced today that it has reached a settlement in the Karwat arbitration matter on behalf of itself and its wholly owned subsidiary Moving Bytes, Inc., a Nevada corporation.

“We are pleased that both sides were able to find a compromise in the Karwat arbitration matter that management believes will provide the company with the ability to meet its obligations to its customers and suppliers without reorganizing the company or seeking protection from its creditors”, stated company President Mark Smith. “Mr. Karwat prevailed on only the claim that he was not terminated for cause and was awarded an amount equal to that which he was due under his employment contract at the time of his termination. The company and its officers were successful in defending against all of the other claims Mr. Karwat made against the company and its officers.”

On May 12, 2003, the Company received the final Arbitration Award related to the termination of Joseph Karwat in the amount of $287,500, including an award of $191,500 for breach of contract, $96,000 in legal fees and costs, expenses and interest. Under the terms of the settlement, the company has agreed to pay Karwat $292,953.63 as follows: an initial payment of $50,000, an additional $30,000 in ninety days and monthly installment payments of $12,304.57 for eighteen months beginning July 16, 2003. The company’s obligations are secured by a security interest granted in the Company’s and its subsidiary’s assets. The settlement agreement provides for accelerated payment of the obligation under certain circumstances, including the sale of certain assets or receipt of funds other than in the ordinary course of its operations.

The Company plans to vigorously pursue all of its rights against its insurance carrier for bad faith denial of the coverage of the arbitration award and it will seek both compensatory and punitive damages.

ABOUT MOVING BYTES

Moving Bytes is a web based provider of document processing and business communications solutions, to businesses worldwide. For more information, visit www.movingbytes.com.

Statements included with this press release, which are not historical in nature, constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Sections 21E of the Securities Exchange Act of 1934, and are subject to the safe harbor created by these sections. Such statements are indicated by words or phrases such as “anticipate,” “believes,” “intends,” “expects” and similar words and phrases. The following are important factors that could cause Moving Bytes actual results to differ materially from those expressed or implied by such forward looking statements: the effect that payment of the settlement obligation will have on the Company’s business and results of operations; the ability of the Company to pay the settlement obligations without the need to reorganize or seek creditor protection; the Company’s estimate of its cash flow from operations; the Company’s ability to successfully pursue claims against its insurers; the Company’s history of operating losses and the unproven nature of its business model; and other economic, business, competitive and governmental and/or regulatory risks detailed in the Company’s filings with the Securities and Exchange Commission. Actual results may differ materially from the Company’s expectations and estimates.